Exhibit 99.1

SAN DIEGO — June 9, 2015 — OncoSec Medical Inc. (“OncoSec”) (NASDAQ: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced financial results for the nine months ended April 30, 2015.

FINANCIAL RESULTS

For the nine months ended April 30, 2015, OncoSec reported a net loss of $14.7 million, or $1.19 per share, compared to a net loss of $8.5 million, or $0.96 per share, for the same period last year. There were no revenues for the nine months ended April 30, 2015 or April 30, 2014.

Research and development expenses were $9.3 million for the nine months ended April 30, 2015, compared to $3.9 million for the nine months ended April 30, 2014. This increase in research and development expenses was primarily a result of increased salary related expenses, outside services costs, and lab supplies as the company further expands its internal research capabilities, research on next-generation electroporation devices, novel electroporation technologies, and combination studies, and increased costs associated with its clinical trials.

General and administrative expenses were $5.4 million for the nine months ended April 30, 2015, compared to $4.5 million for the nine months ended April 30, 2014. This increase in general and administrative expenses was primarily a result of increased salary related expenses due to increased headcount to support the growth in operations and increased conference fees and related travel, offset by a savings in professional services fees.

At April 30, 2015, OncoSec had $25.4 million in cash and cash equivalents, as compared to $37.9 million of cash and cash equivalents at July 31, 2014. OncoSec expects these funds will be sufficient to allow the company to continue to operate its business for at least the next 12 months.

RECENT EVENTS

•                  On May 18, 2015, OncoSec effected a reverse stock split, wherein each 20 shares of issued and outstanding common stock, were combined into and became one share of common stock, rounded up to the next whole share.  No fractional shares were issued.

•                  On May 29, 2015, the company’s common stock began trading on the NASDAQ Stock Market LLC’s NASDAQ Capital Market tier, under the symbol “ONCS”.

About OncoSec Medical Inc.

OncoSec Medical Inc. is a biopharmaceutical company developing its investigational ImmunoPulse intratumoral cancer immunotherapy. OncoSec’s core technology is designed to enhance the local delivery and uptake of DNA IL-12 and other DNA-based immune-targeting agents. Clinical studies of ImmunoPulse have demonstrated an acceptable safety profile and preliminary evidence of anti-tumor activity in the treatment of various skin cancers, as well as the potential to initiate a systemic immune response limiting the systemic toxicities associated with other treatments. OncoSec’s lead program evaluating ImmunoPulse for the treatment of metastatic melanoma is currently in Phase II development, and is being conducted in collaboration with several prominent academic medical centers. As the company continues to evaluate ImmunoPulse in its current indications, it is also focused on identifying and developing new immune-targeting agents, investigating additional tumor indications, and evaluating combination-based immunotherapy approaches. For more information, please visit www.oncosec.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

Investor Relations:

Jordyn Kopin

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com

Media Relations:

Mary Marolla

OncoSec Medical Inc.

855-662-6732

media@oncosec.com